As filed with the Securities and Exchange Commission on May 3, 2021

Registration No. 333-237994
Registration No. 333-65827
Registration No. 333-44528
Registration No. 333-210759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237994

Post-Effective Amendment No. 22 to Form S-8 Registration Statement No. 333-65827

Post-Effective Amendment No. 11 to Form S-8 Registration Statement No. 333-44528

Post-Effective Amendment No. 5 to Form S-8 Registration Statement No. 333-210759

UNDER

THE SECURITIES ACT OF 1933

Waddell & Reed Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0261715 (IRS Employer Identification No.)

6300 Lamar Avenue Overland Park, Kansas (Address of Principal Executive Offices)	66202 (Zip Code)

Stock Incentive Plan, as amended and restated

1998 Executive Stock Award Plan, as amended and restated

1998 Non-Employee Director Stock Award Plan, as amended and restated

(Full title of the plans)

David F. Connor

Senior Vice President, General Counsel and Secretary

Waddell & Reed Financial, Inc.

6300 Lamar Avenue

Overland Park, Kansas 66202

(Name and address of agent for service)

(913) 236-2000

(Telephone number, including area code, of agent for service)

with a copy to:

Stephen M. Besen

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 610-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Waddell & Reed Financial, Inc. (the “Registrant”) which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under such Prior Registration Statements as of the date hereof:

1.              Registration Statement No. 333-237994 with respect to the Registrant’s Stock Incentive Plan, as amended and restated, originally filed with the SEC on May 4, 2020;

2.              Registration Statement No. 333-65827 with respect to the Registrant’s Stock Incentive Plan, as amended and restated, 1998 Executive Stock Award Plan, as amended and restated, and 1998 Non-Employee Director Stock Award Plan, as amended and restated, originally filed with the SEC on October 16, 1998;

3.              Registration Statement No. 333-44528 with respect to the Registrant’s Stock Incentive Plan, as amended and restated, originally filed with the SEC on August 25, 2000; and

4.              Registration Statement No. 333-210759 with respect to the Registrant’s Stock Incentive Plan, as amended and restated, originally filed with the SEC on April 14, 2016.

On April 30, 2021, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 2, 2020, by and among Macquarie Management Holdings, Inc., a Delaware corporation (“Parent”), Merry Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Registrant, and (solely for purposes of Section 9.15 of the Merger Agreement) Macquarie Financial Holdings Pty Ltd, an Australian proprietary company formed under the laws of the Commonwealth of Australia, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Prior Registration Statements. In accordance with undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Prior Registration Statements that remain unsold or unissued as of the date hereof. Each Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 3, 2021.

WADDELL & REED FINANCIAL, INC.

By:	/s/ Shawn K. Lytle
Name: Shawn K. Lytle
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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